FULLY DISCLOSED CLEARING AGREEMENT

	This Fully Disclosed Clearing Agreement (the
"Agreement") is executed and entered into by and between Southwest Securities, Inc. ("Southwest"), a
Delaware corporation, and Raike Financial Group, Inc.
("Correspondent"), a Georgia corporation.

WHEREAS, Correspondent is in the process of registering or is registered with the Securities
Exchange Commission ("SEC") as a broker-dealer of securities in accordance with Section 15(b) of the Securities and Exchange Act of 1934 (the "Act") and is applying for membership or is a member of the National
Association of Securities Dealers, Inc. ("NASD"), and desires to enter into an agreement with Southwest for Southwest to clear and maintain customer accounts on behalf of Correspondent; and

	WHEREAS, Southwest meets all requirements of the SEC to function as a clearing broker or dealer, and desires to enter into an agreement to clear and maintain cash, margin or other accounts ("Accounts") for Correspondent or customers of Correspondent
("Customers"), (such Accounts of Correspondent and
Customers being hereinafter referred to as "Correspondent Accounts" and "Customer Accounts," respectively).

	NOW, THEREFORE, in consideration of the mutual covenants contained herein, and of guarantee of this Agreement by any guarantor(s), and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. REPRESENTATIONS AND WARRANTIES; AGENCY RELATIONSHIP

(a)	Representations and Warranties of Correspondent.
Correspondent represents and warrants to
Southwest that:

(i)	Correspondent is a corporation duly
organized, validly existing and in good
standing under the laws of the state of
its incorporation, and authorized to
conduct business in each state where such
authorization is required.
(ii)	Correspondent has all the requisite
authority in conformity with all
applicable laws and regulations to enter
into this Agreement and to retain the
services of Southwest in accordance with
the terms hereof.
(iii)	Correspondent shall not conduct any
securities business in accordance with
the terms of this Agreement unless or
until it is accepted as a member in good
standing of the NASD, its registration
with the SEC is effective, and it is duly
licensed in accordance with the
provisions of any applicable state
securities laws.
(iv)	Correspondent shall not conduct any
business in securities unless it has all
requisite authority, whether arising
under applicable federal or state laws,
rules and regulations, or under the
bylaws and rules of any securities
exchange or securities association to
which Correspondent is subject.-
(v)	Correspondent has no arrangement with any
other firm for the provision by such
other firm of clearing services for any
Customer Acc9ounts or Correspondent
Accounts, or if any such arrangement
exists Correspondent has fully disclosed the nature of such arrangement to Southwest in writing.

(b)	Representations and Warranties of Southwest.
Southwest represents and warrants to
Correspondent that:

(i)	Southwest is a corporation duly
organized, validly existing and in good
standing under the laws of the state of
Delaware and authorized to do business in
each state where such authorization is
required.
(ii)	Southwest is registered as a broker-
dealer with the SEC and is in compliance
with the rules and regulations thereof.
(iii)	Southwest is a member corporation in good
standing of the NASD and is in compliance
with the rules and regulations thereof.
(iv)	Southwest is in compliance with the rules
and regulations of each national
securities exchange of which it is a
member.

2. CUSTOMER AND CORRESPONDENT ACCOUNTS

Responsibility for compliance with the provisions of the NASD Rules of Fair Practice regarding opening, approving and monitoring Customer Accounts shall be allocated between Southwest and Correspondent as set forth in this Section 2.

(a)	Account Documentation.  Correspondent will be
responsible for obtaining and verifying all
required information and the identity of each
potential Customer.  Correspondent will be
responsible for obtaining and furnishing to
Southwest all customary and necessary documents
related to Customer Accounts and Correspondent
Accounts, and such other documentation as
Southwest may reasonably require from time to
time, all in such form as shall be reasonably
acceptable to Southwest.  Correspondent also
will be responsible for the transmissions of
all required documents to Southwest on a timely
basis, but in any event within seven (7) days
after a request to open an account is made to
Southwest.  Correspondent acknowledges its
obligations to retain all documents in an
easily accessible place in accordance with any
applicable rules and regulations of regulatory
or self-regulatory agencies or bodies, and
Correspondent agrees to provide original
documents by overnight delivery or a legible
copy by facsimile transmission of such
documents within twenty-four (24) hours of a
request from Southwest.  Correspondent will be
responsible for complying with the requirement
of SEC 15c2-5, if applicable.
(b)	Knowledge of Customer and Customer's Investment
Objectives.  Correspondent will be responsible
for learning and documenting all the facts
relative to every Customer necessary to insure
compliance by Correspondent with applicable
rules and regulations,  including the
information and instructions submitted to
Southwest pursuant to Section 2(a), any
additional facts relative to the Customer's
investment objects, and to the nature of every
Customer Account, every order and every person
holding power of attorney over any Customer
Account.  Correspondent shall by solely
responsible for any issues regarding the
suitability of any investments for its
Customers.
(c)	Acceptance of Accounts.  An authorized officer
of Correspondent shall accept and approve each
Customer and Customer Account.  Each Customer
and Customer Account approved by Correspondent
and opened with Southwest shall be subject to
Southwest's acceptance.  Southwest reserves the
right to withhold acceptance of, or to reject,
for any reason, any Customer, Customer Account,
correspondent Account or any transaction for
any Account and to terminate any Account
previously accepted by Southwest.  Acceptance
of each Account shall be conditioned upon
Southwest's receipt of all required completed
forms as required by Section 2(a).
Correspondent shall not submit such forms with
respect to any Customer Account unless
Correspondent has in its possession the
documentation of all information required
pursuant to Section 2(b).  Southwest shall be
under no obligation to accept any Account as to
which any documentation required to be
submitted to Southwest or maintained by
Correspondent pursuant to Section 2(a) and (b)
is incomplete.  Prior to acceptance of any
Account, no action taken by Southwest or any of
its employees, including, without being limited
to, clearing a trade in any Account, shall be
deemed to be or shall constitute acceptance of
such Account.
(d)	Supervision of Transactions and Accounts.
Correspondent will be responsible for the
review and supervision of, and the suitability
of, investments made by each and every one of
its Customers and for the supervision and
monitoring of all discretionary Accounts
maintained by Correspondent, and Southwest
shall have no responsibility for such.  An
authorized officer of Correspondent shall
approve each transaction in each Customer
Account accepted by Southwest.  Correspondent
shall be responsible for insuring that all
transactions in and activities related to all
Accounts opened by it with Southwest, including
discretionary Accounts, will be in compliance
with all applicable laws, rules and regulations
of the United States, the states thereof, and
regulatory and self-regulatory agencies and
bodies, including any laws relating to
Correspondent's fiduciary responsibilities to
Customers, either under the Employee Retirement
Income Security Act of 1974 or otherwise; and
in this connection, Correspondent shall
diligently supervise the activities of its
officers, employees and representatives with
respect to such Accounts.  Southwest will
perform clearing services provided for in this
Agreement for Accounts accepted by it in
accordance with the terms of this Agreement, as
it may be amended from time to time, and
otherwise in accordance with its reasonable
business judgment.  To the extent, if any, that
Southwest accepts from Correspondent orders for
execution in accordance with Section
7(a),Correspondent shall be responsible for
informing Southwest of the location of the
securities that are the subject of the order so
that Southwest may comply with the provisions
of 3110 of the NASD Conduct Rules.
(e)	Accounts of Associated Persons.  In each case in
which a Customer is an employee or otherwise
associated with an NASD member, Correspondent
shall be responsible for notifying such member
in accordance with the provisions of Article
III, Section 28 of the NASD Rules of Fair
Practice.
(f)	Account Responsibility for Certain Purposes.
Notwithstanding anything herein to the
contrary, for purposes of the Securities
Investment Protection Act of 1970 and the financial responsibility rules of the
Securities and Exchange Commission only, the Customer Accounts are the responsibility of Southwest. Nothing in this Section 2(f) will otherwise change or affect the provisions of this Agreement of any information provided to Customers (including the Customer Information
Brochure provided to Correspondent by
Southwest), which provide that each Customer remains a Customer of Correspondent for all other purposes, including but not limited to sales practices, supervision, suitability, et.
Further, it is understood that Correspondent is not Southwest's agent for sales purposes and neither Correspondent nor any of its employees or agents can bind Southwest or make representations on Southwest's behalf to any Customers regarding any transaction cleared by Southwest on Correspondent's behalf.

3. EXTENSION OF CREDIT

Responsibility for compliance with the provisions of Regulation T issued by the Board of Governors of the Federal Reserve System pursuant to the Securities
Exchange Act of 1934 ("Regulation T") and all other applicable rules, regulations and requirements of any exchange or regulatory agency affecting the extension of credit shall be allocated between Southwest and Correspondent as set forth in this Section 3.

(a)	Margin Agreements.  At the time of opening of
each margin account, Correspondent will
furnish Southwest with a Southwest Margin and
Short Account Customer Agreement, executed by
Customer, on the form furnished to
Correspondent by Southwest.
(b)	Margin and Margin Maintenance.  Correspondent is
responsible for assuring Customer's payment of
Customer's initial margin requirements and of
all amounts necessary to meet subsequent
maintenance calls in each Customer Account, to
insure compliance with Regulation T and the
house rules of Southwest.  Correspondent is
responsible for the payment of initial margin
requirements and of all amounts necessary to
meet subsequent margin calls in each
Correspondent Account.  Southwest shall have
the unlimited right to buy in or sell out
positions in Accounts whenever Southwest in
its sole discretion deems such action
appropriate, and without regard to whether, if
the Account is a Margin Account, any such
Account is then in compliance with applicable
margin maintenance requirement or has
requested an extension of time for any Account
to make any payment required by Regulation T.
Correspondent acknowledges that Southwest has
the right to demand payment on any debit
balance and that Correspondent is responsible
to Southwest for any unsecured debit balance
resulting from any failure of a Customer to
make any such payments upon demand.
(c)	Margin Requirements. Southwest will by
responsible for setting minimum margin
requirements and advising Correspondent when
calls are issued.  Southwest may change the
margin requirements applicable to any Account
or class of accounts, as described in its
house rules; Correspondent shall be
responsible for advising its Customers of the
changed requirements and for the payment by
Customer of any additional margin necessary to
insure compliance with such increased
requirements.  Correspondent may establish for
any of its Customer Accounts higher minimum
margin requirements than those requirements
established by Southwest; however Southwest
will not be responsible for monitoring the
higher minimum on behalf of Correspondent,
unless the higher standard is one that can be
accommodated by the Southwest computer system.
(d)	Extensions.  Correspondent will be responsible
for advising Southwest to obtain extensions
under appropriate federal regulations.  Only
Southwest shall perform the clerical function
of obtaining requested extensions from the
applicable regulatory authorities.
(e)	Losses.  In addition to, and not in limitation
of, Correspondent's agreement to indemnify
Southwest pursuant to the provisions of
Section 10, Correspondent indemnifies and holds harmless Southwest from and against any and all loss, cost, expense and liability
(including legal and accounting fees and expenses) sustained by Southwest arising out of any of the following events:
any failure by any Customer to comply with the terms of its Customer Margin and Short Account
Agreement with Southwest;

Southwest's re-booking of margin transactions as cash transactions;

Southwest's broker's execution of a transaction for the account of a Customer;

the failure of Correspondent or any Customer, in a margin transaction, to comply with Regulation
T;

the failure of Correspondent to satisfy its obligations under this Section 3; or

in a cash transaction, the failure of delivery of securities sold or failure of payment for securities purchased in accordance with the provisions of Regulation T; the return to Southwest unpaid ofany check given to Southwest by Correspondent or any Customer; or the payment for and/or delivery of all "when issued" transactions which southwest may accept or execute for the Accounts.

4. MAINTENANCE OF BOOKS AND RECORDS
(a)	Southwest's Books and Records.  Southwest will
maintain stock records and other records on a
basis consistent with generally accepted
practices in the securities industry and will
maintain copies of such records as are produced
by Southwest, in accordance with all applicable
rules and regulations of regulatory and self-
regulatory agencies and bodies, including the
NASD and SEC guidelines for record retention in
effect from time to time.  In connection with
Customer Accounts, Southwest will maintain and
preserve such books and records pertaining
thereto, pursuant to the requirements of SEC
Rule 17a-3, as are customarily made and kept by
Southwest.
(b)	Correspondent's Books and Records.
Notwithstanding the provisions of Section 4(a),
Correspondent shall maintain ledgers (or other
records) reflecting all assets and liabilities,
income and expenses and capital accounts;
monies borrowed and monies loaned (together
with a record of the collateral therefore and
any substitution in such collateral); a record
of the computation of aggregate indebtedness
and bet capital pursuant to SEC Rule 15c3-1;
and personnel files including applications for
employment executed by each "associated
person".  Correspondent also shall maintain a
memorandum of each brokerage order, and of any
other instruction, given or received for the
purchase or sale of securities, whether
executed or unexecuted.  Such memorandum shall
show the terms and conditions of the order or
instructions and of any modification or
cancellation thereof, the account for which
entered, the time of entry, the price at which
executed and, to the extent feasible, the time
of execution or cancellation.
(c)	Books and Records of Both Parties.  Southwest
and Correspondent shall each be responsible for preparing and filing the reports required by the regulatory and self-regulatory agencies and bodies that have jurisdiction over each, and Southwest and Correspondent will each provide the other with such information, if any, which is in the control of one party but is required by the other to prepare any such reports.

5. RECEIPT, DELIVERY AND SAFEGUARDING OF FUNDS AND
SECURITIES
(a)	Receipt and Delivery in the Ordinary Course of
Business.  As between Southwest and
Correspondent, the party having possession of Customer funds or securities shall be responsible for safeguarding such funds and securities. Correspondent shall promptly transmit securities and/or funds to Southwest when securities and/or funds are to be delivered to Southwest. However, Southwest will mot be responsible for any funds or securities delivered by a Customer or Correspondent, its agents or employees, until such funds or securities are physically delivered to Southwest's premises and accepted by an authorized representative of Southwest or deposited in bank accounts maintained in Southwest's name. Correspondent shall be responsible for the prompt payment to Southwest for securities purchased and prompt delivery of securities sold in Customer
Accounts. Correspondent shall be responsible for the authenticity of all certificates and delivery of certificates in good form by Customers to Southwest.

With respect to all payments made or to be made to Southwest, by or for a Customer of Correspondent, Correspondent shall immediately forward all such funds to Southwest, either by
U. S. Mail or mutually acceptable courier service or by deposit to local depositary bank, and an officer of Correspondent shall verify and warrant that said funds are credited to the proper Southwest Customer
Account, and further shall notify Southwest to enter on Southwest's books and records said deposit of Customer Funds.

With respect to any securities certificates delivered to Southwest for a Customer of Correspondent, an officer of Correspondent shall verify and warrant (i) that any securities not bearing a restricted legend are fully paid for and freely tradable; (ii) that Correspondent has no reason to suspect any defect or irregularity with respect to any securities and any endorsements thereon; (iii) that the securities are free of any liens and adverse claims, (iv) that the party transferring the securities has legal title to them or the authority to effect the proposed transfer; an d(v) that the regulatory requirements restricting the sale or transfer of securities that bear a restrictive legend
(pursuant to SEC Rules 144 or 145 or
otherwise) have been satisfied or will be satisfied within the appropriate time frames.

Correspondent acknowledges that it is solely responsible for satisfying any loss or shortfall of a Customer Account, or for any other event which causes the assets in a Customer Account to be insufficient in amount or otherwise unavailable to timely meet the obligations of Customer to Southwest.

(b)	Custody Services.  Whenever Southwest has been
instructed to act as custodian of the
securities in any Correspondent or Customer
Account, or to hold such securities in
"safekeeping," Southwest may hold the
securities in the Customer's name or may cause
such securities to be registered in the name
of Southwest or its nominee or in the names of
nominees of any depository used by Southwest.
Southwest will perform the services required
in connection with acting as custodian for
securities in Correspondent and Customer
accounts, such as (i) collection and payment
of dividends; (ii) transmittal and handling
(through Correspondent) of tenders or
exchanges pursuant to tender offers and
exchange offers; (iii) transmittal of proxy
materials and other shareholder
communications; and (iv) handling of exercises
or expirations of rights and warrants, and of
redemptions of securities.
(c)	Receipt and Delivery Pursuant to Special
Instruction.  Upon instruction from
Correspondent and/or a Customer, Southwest
will make such transfers of securities or
Accounts as may be requested.  Correspondent
shall be responsible for determining if any
securities held in Correspondent or Customer
Accounts are "restricted securities" or
"control stock" as defined by the rules of the
Sec and that orders executed for such
securities are in compliance with the
applicable laws, rules and regulations.
(d)	Draft-Issuing Authority.  At its discretion
Southwest may authorize certain of
Correspondent's employees to sign drafts, with correspondent as the drawer, payable to Correspondent's Customers in amounts and pursuant to conditions as may be determined by Southwest from time to time. Correspondent agrees that it will not request Southwest to authorize someone to sign drafts who is not an employee of Correspondent. With respect to any drafts so issued by Correspondent, an officer of Correspondent shall verify and warrant before causing the draft to be issued
(i) that the funds to be transmitted are due payee and that payee has the authority to receive those funds; (ii) that the funds are free of any liens or adverse claims at the time of payment, and are not expected to become subject to any such liens or claims within the foreseeable future; and (iii) that the funds are not needed at the time of payment to satisfy margin or other collateral requirements of the Customer.

Correspondent agrees to fully indemnify
Southwest from the negligence, fraud or
mistakes of Correspondent, Correspondent's employees, independent agents and contractors and Customers in connection with any draft issuing authority granted hereunder.
Southwest may in its discretion require
Correspondent or post a performance bond in such amount and with such deductible as Southwest may determine in order to protect
Southwest against any such losses.
Furthermore, Correspondent authorizes
Southwest to charge any Correspondent Account or other assets of Correspondent held by Southwest with the amount of any such losses.

Notwithstanding Section 5(a), Southwest will not be responsible for the safeguarding of funds withdrawn by Correspondent of
Correspondent's employees pursuant to such draft issuing authority. Southwest may withdraw this draft issuing privilege without notice at any time during the term of this Agreement. Notwithstanding anything herein to the contrary, Southwest may at any time, at its sole discretion, despite any prior authorization, refuse payment on any draft for which Correspondent is drawer and Southwest is drawee.

6. CONFIRMATIONS AND STATEMENTS.
(a)	Preparation and Transmissions.  Southwest will
prepare and send to Customers monthly
statements of accounts (or quarterly statements
if no activity occurs in an account during the
calendar quarter covered by such statement),
which statements shall meet Southwest's
requirements as to format and quality and will
indicate that correspondent introduced the
Account.  Unless otherwise agreed, Southwest
will be responsible for preparing and
transmitting confirmations; subject to prior
approval by Southwest and compliance by
Correspondent with the provisions of 2230 NASD
Conduct Rules.  Correspondent shall not
generate and/or prepare any statements,
billings or confirmations respecting any
Account except as provided in this Agreement or
pursuant to an agreement executed between
Southwest and Correspondent that authorizes
Correspondent to print and mail statements to
Accounts on behalf of Southwest.  If such an
agreement has been executed, Correspondent
covenants that it shall comply with all
requirements for statements imposed upon
Southwest of which Correspondent has notice or
has been advised of by Southwest under all
applicable laws, rules and regulations,
including, but not limited to, the SEC, NASD,
Federal Reserve Board and all other regulatory
and self-regulatory agencies and bodies.
Correspondent further covenants that it shall
not modify or amend the agreed upon statement
form provided without the prior written consent
of Southwest.
(b)	Examination and Notification of Errors.
Correspondent shall examine promptly all monthly statements of account, monthly statements of clearing services and other reports provided to Correspondent by Southwest.
Correspondent shall notify Southwest of any error claimed by Correspondent in any Account in connection with (i) any transaction prior to the settlement date of such transaction, (ii) information appearing on daily reports within seven (7) calendar days of such report, and
(iii) information appearing on monthly
statements or reports within thirty (30) calendar days of Correspondent's receipt of any monthly statement or report. Any notice of error shall be accompanied by such documentation as may be necessary to substantiate Correspondent's claim.
Correspondent shall provide promptly upon
Southwest's request any additional
documentation which Southwest reasonably believes is necessary or desirable to determine and correct any such error.

7. ACCEPTANCE OF ORDERS, EXECUTION OF TRANSACTION,
OTHER SERVICES.

(c)	Customer's Orders.  Orders received by
Correspondent can be executed by Correspondent
or forwarded to southwest for execution.  The
party executing the order shall be responsible
for errors in execution.  Acceptance of orders
from Customers shall be the responsibility of
Correspondent, and Correspondent shall be
responsible for the authenticity of all orders.
Correspondent shall promptly transmit all
orders to Southwest, and Southwest shall have
no responsibility for orders not promptly
transmitted.  Correspondent shall advise each
of its Customers that its relationship with
Southwest is solely that of an introducing
broker to a clearing broker and that, except as
set forth in Section 2(f) above, Correspondent
bears all responsibility for the Customer's
Account.  Southwest reserves the right to
reject any Customer order transmitted to
Southwest for execution or any order executed
by Correspondent and reported to Southwest for
clearance.  Correspondent assumes the risk of
failure by any dealer with which correspondent
executes an order in the event such dealer
fails to perform, and will reimburse Southwest
for any loss and/or costs incurred by it in the
transaction.
(d)	Transaction Clearing.  During the term of this
Agreement, Southwest will clear transactions on
a fully disclosed basis for Accounts of
Correspondent and the Customers that
Correspondent introduces and Southwest accepts
as provided in Section2(c); provided that
Southwest reserves the right not to clear any
transactions for Correspondent or
Correspondent's Customers.
(e)	Other Services.  Southwest will perform such
other services, upon such terms and at such prices, as Southwest and Correspondent shall agree from time to time.

8. FEES AND SETTLEMENTS FOR SECURITIES TRANSACTIONS

(a)	Commissions; Fees for Clearing Services

(i)	Correspondent has provided to Southwest
its basic commission schedule and
Southwest will charge each Customer the
commission shown on such schedule or
which Correspondent otherwise directs
Southwest to charge on each transaction.
Correspondent's basic commission schedule
may be amended from time to time by
written instructions to Southwest from
Correspondent; provided, however, that
Southwest shall be required to implement
such changes only to the extent they are
within the usual capabilities of
Southwest's data processing and
operations systems and only over such
reasonable time as Southwest may deem
necessary or desirable to avoid
disruption of Southwest's normal
operational capabilities.  Southwest may
charge Correspondent for changes in the
basic commission schedule.
Correspondent's basic commission schedule
shall by within the format of Southwest's
computer system
(ii)	Southwest will charge Correspondent for
clearing services according to the fee
schedule set forth in Schedule A attached
hereto and, if applicable, Schedule B.
(iii)	Southwest may charge Correspondent
expenses incurred by Southwest on behalf of Correspondent pursuant to this
Agreement.  Expenses incurred by
Southwest on behalf of Correspondent that may be deducted from any payments due to Correspondent from Southwest include, but are not limited to, overlay of forms, system equipment expenses, special programming, changes to commissions schedules and financial report information related thereto, installation of data communication lines and brokerage related credit inquiries, legal tranfers,
Regulation T extension, Mailgrams (buy-in or sellout), microfiche of records, insurance protection for Accounts in excess of the amounts provided by the Security Investors Protection
Corporation, third party vendor fees and costs incurred in failure of
Correspondent or Customers to provide
correct social security of tax
identification numbers.

(b)	Settlements.  Southwest will collect commission
from Customers on behalf of Correspondent and through Correspondent. As soon as practicable after the end of each month, Southwest will forward to the Correspondent a statement showing the amount of commission and other amounts collected by Southwest on
Correspondent's behalf, and all amounts due to Southwest from Correspondent (including, without being limited to, clearing charges, other charges, other fees and Customer's unsecured debit items, however arising), together with the amount by which the total owed Correspondent exceeds the total owed
Southwest. If such statement indicates that Correspondent owes monies to Southwest,
Correspondent shall promptly pay Southwest the amount by which the total owed Southwest exceeds the total owed Correspondent. If
Correspondent fails to make such payment within the time period indicated on such statement, or in any event within thirty (30) calendar days, Southwest shall have the right to charge any other Account maintained by Southwest for Correspondent or any other assets of Correspondent held by Southwest (including the deposit required pursuant to Section 9 and positions and balances in Correspondent
Accounts) for the net amount due Southwest.
Any failure by Southwest to charge any Account or assets of Correspondent held by Southwest shall not act as a waiver of Southwest's right to demand payment of, or to charge
Correspondent's Accounts for, the full amount due at any time.

9. DEPOSIT

(a)	Required Clearing Deposit.
Contemporaneously with the signing of
this Agreement, Correspondent will
deliver cash to Southwest, as
specified in Schedule A attached, for
deposit in an account maintained by
Southwest.  If at any subsequent time
Southwest, in its sole discretion,
requires an additional deposit,
Correspondent will deposit additional
cash in an amount specified by
Southwest.  Any failure by Southwest
to demand compliance with the
requirement that Correspondent deposit
additional amounts shall not act as a
waiver of Southwest's right to demand
compliance with such requirements at
any time.  If the deposit is not
adequately funded as required by
Southwest, Southwest may, in addition
to all other rights under this
Agreement, transfer cash or securities
of Correspondent held by Southwest to
the deposit account.  Southwest shall
be entitled to set-off against any
deposit in addition to any and all
other rights or remedies Southwest may
have under this Agreement or
otherwise.
(b)	Return of Required Clearing Deposit.
When this Agreement has been
terminated in accordance with the
provisions hereof, and Southwest has
received payment in full of any and
all amounts owing to Southwest
hereunder and Correspondent has
satisfied each and every of
Correspondent's outstanding
obligations to Southwest hereunder,
Southwest shall return the required
clearing deposit to Correspondent
within thirty (30) calendar days of
the date on which all of said payments
have been received and obligations
satisfied.  These obligations include,
but are not limited to, any open and
unsettled litigation matters between
Correspondent or Customers and
Southwest, any unresolved unsecured
Correspondent Account or Customer
Account debit balances, any open fails
as a result of trades executed on
behalf of Correspondent Accounts or
Customer Accounts, and any failures to
transfer to another broker any
Customer Accounts introduced by
Correspondent.

10. INDEMNIFICATION

(a)	Indemnity.  Correspondent agrees to indemnify
and hold harmless Southwest, each person who controls Southwest within the meaning of the Securities Exchange Act of 1934 and any directors, officers, employees, agents and attorneys of Southwest ("Southwest Indemnified
Persons") for and against all claims, demands, proceedings, suits and actions and all liabilities, losses, expenses and costs
(including any legal and accounting fees and expenses)relating to Southw4est's defense of any failure, for any reson, fraudulent or otherwise, by Correspondent, Correspondent's employees, independent agents or contractors, or Customers to comply with any obligation under this Agreement or any other agreement executed and delivered to Southwest in connection with Southwest's performance of services hereunder and any act or failure to act by Southwest Indemnified Persons, except any act or failure to act which is the result of gross negligence or willful misconduct on the part of any such Southwest Indemnified
Person. Without limiting the generality of the foregoing, such failure is explicitly intended by the parties to include failure resulting from (i) suspension of trading or bankruptcy or insolvency of any company, securities of which are held in Customer's Accounts; (ii) failure by any Customer to maintain adequate margin; or
(iii) breach of any obligation existing between Correspondent and a customer of Correspondent or any law, rule or regulation of the United
States, a state or territory thereof, or any regulatory or self-regulatory agency or body, applicable to any transaction contemplated by this Agreement.

Southwest shall indemnify and hold
Correspondent harmless against any losses, claims, damages, liabilities or expenses including without limitation those asserted by Customers (which shall include, but not be limited, to. All costs of defense and investigation and all attorney's fees) to which Correspondent may become subject, insofar as such losses, claims, damages, liabilities or expenses arise out of, or are based upon the gross negligence or willful misconduct of Southwest or its employees in providing the services contemplated hereunder.

Promptly after receipt by any indemnified party under this section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability that it may have to any indemnified party otherwise than under this Section.

In case any such action is brought against any indemnified party, and it notified the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate in and, to the extent that it may wish, to assume the defense thereof, subject to the provisions herein stated, with counsel satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to the indemnified party under this Section for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. The indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the indemnifying party if the indemnifying party has assumed the defense of the action with counsel satisfactory to the indemnified party.

(b)	security Interest and Authorization to Charge.
Correspondent grants to Southwest a first lien
and security interest in any Correspondent
Account maintained by Southwest and any other
assets of Correspondent now or hereafter held
by Southwest and authorizes Southwest to
discharge such lien by charging such Account
and assets with all amounts owing to Southwest
including, but not limited to, (i) any losses
resulting from unsecured debit balances in any
Customer or Correspondent Account, (ii) any
losses resulting from unsecur4ed debit balances
in any Customer or Correspondent Account, (iii)
any losses resulting from the failure by a
Customer or Correspondent to promptly satisfy
upon demand by Southwest and indebtedness of
Customer or Correspondent to Southwest,
including but not limited to any debit balances
n any Customer Account or Correspondent Account
and (iv) any amount to which Southwest is
otherwise entitled pursuant to the provisions
of Section 10(a).  Southwest shall have
discretion to liquidate or sell any securities
without notice to Correspondent, and to
determine which securities to sell.  Such
charge may be made against Correspondent
Accounts or assets at any time and in such
amount as Southwest deems appropriate.  No
delay in charging any Correspondent Account or
asset shall operate as a waiver of Southwest's
right to do so at any time as and when
Southwest deems appropriate.  Southwest shall
have the unlimited right to set-off any
indebtedness or other obligations of
Correspondent under this Agreement of otherwise
(absolute or contingent, matured or unmatured)
against any obligations of Southwest to
Correspondent, including from the required
clearing deposit (as described in Section 9)
and/or any other money, securities, or other
property of Correspondent in Southwest's
possession.
(c)	Reserves.  In connection with any claim that
does or could give rise to a claim for
indemnification under this Section for
Southwest or a Southwest Indemnified Person,
Southwest may, in its discretion, in addition to any and all other rights and remedies under this Agreement, reserve and retain any money, securities or other property of Correspondent pending a determination of such claim. The money, securities or other property of Correspondent set aside in such a reserve shall be subject to Southwest's standard lien and security interest described in Section 10(b) above.

11. UNDERTAKINGS OF CORRESPONDENT

(a)	Financial Statements and Other Reports.
Correspondent will furnish to Southwest
promptly upon request copies of Correspondent's
balance sheet and statement of earnings for the
current fiscal year and for each of
Correspondent's previous fiscal years.  Each
such balance sheet and statement of earnings
shall be certified by independent public
accountants.  Correspondent also shall furnish
to Southwest promptly upon request copies of
Correspondent's monthly and quarterly Focus
filing, and the results and/or reports of all
exams from self-regulatory bodies, federal or
state securities agencies.
(b)	Exclusive Agreement.  It is intended by the
parties that Southwest will be the exclusive
provider of clearing services to Correspondent
and its Customers during the term of the
Agreement.  Correspondent will not, without the
express written consent of Southwest, retain
any other broker or other entity to provide
clearing services during the term of this
Agreement.
(c)	Disciplinary Action.  In the event that
Correspondent or and employee of Correspondent
shall become subject to any disciplinary
action, including but not limited to expulsion,
suspension or restriction by any regulatory or
self-regulatory agency or body having
jurisdiction over Correspondent and
Correspondent's securities business,
Correspondent will notify Southwest immediately
and Correspondent authorizes Southwest to take
such steps as may be necessary for Southwest to
maintain compliance with the rules and
regulations to which Southwest is subject.
Correspondent further authorizes Southwest, in
any event, to comply with directives or demands
made upon Southwest by any regulatory or self-
regulatory agency of body relative to
Correspondent and Customers.  In connection
with such directives or demands, Southwest may
seek advice or legal counsel and Correspondent
will reimburse Southwest for reasonable fees
and expenses of such counsel.  Correspondent
shall, during the term of this Agreement,
notify Southwest if Correspondent fails to
remain in compliance with the net capital and
financial reporting and record keeping
requirements of the SEC, and state which has
jurisdiction over Correspondent, or any
regulatory or self-regulatory body which has
jurisdiction over Correspondent.
(d)	Fixed Price Offerings.  Correspondent agrees
that in making sales of securities, as part of
a fixed price offering, it will comply with all
applicable rules of the NASD, including,
without limitation, the NASD's Interpretations
with respect to Free-Riding and Withholding and
under 2740 of NASD Conduct Rules.
(e)	Customer Transactions.  Correspondent represents
that all orders and other transactions received
by Southwest will be in accordance with their
Customer's instruction.  The parties hereto
expressly agree that Southwest shall not be
bound to any investigation into the facts
surrounding any transaction that Correspondent
may have with its Customers or other persons,
nor shall Southwest be under any responsibility
for compliance by Correspondent with any laws
or regulations which may be applicable to
Correspondents.
(f)	Inquiries on Certificates.  Southwest agrees to
act as Correspondent's direct inquirer under
the Lost and Stolen Securities Program under
SEC Rule 17f-1. (17 CFR 240.17f-1).
(g)	Compliance with Rules and Regulations.
Correspondent shall comply with, and shall be
responsible for complying with, all laws, rules
and regulations to which it is subject,
including but not limited to those promulgated
by the SEC, the MASD and securities exchanges
of which Correspondent is a member.
(h)	Certain Expenses.  Correspondent will not hold
Southwest responsible for any of
Correspondent's office expenses or operating
costs.  Correspondent will reimburse Southwest
for any costs or expenses Southwest may incur
in complying with any request by a court, or
regulatory or self-regulatory agency or body
for any documents, papers or dat in any form
pertaining to any matters relating to this
Agreement.  If Southwest deems it necessary to
retain legal counsel to advise Southwest in
connection with any matter governed by this
Agreement, including but not limited to
Southwest's manner of handling any transaction
on behalf of Correspondent or a Customer,
Correspondent will reimburse Southwest for the
fees of such counsel.
(i)	Option Transactions.  Correspondent shall
appoint a Registered Option Principal before
handling option transactions.  Correspondent
shall comply with all requirements of the NASD
and other regulatory bodies regarding the
handling of option transactions.
(j)	Correspondent Accounts.  Correspondent shall be
required to pay for securities purchased for its own Accounts on the settlement date, Notwithstanding the foregoing, Correspondent may finance any portion of the debit balance in a Correspondent Account under applicable stock exchange and Federal Reserve regulations. If such financing is extended by Southwest, Correspondent agrees to satisfy the debit balance of such Account upon demand by southwest. Southwest shall charge interest on such debit balances at a rate set at the discretion of Southwest. Interest will be calculated by multiplying the average daily debit balance by the average interest rat
(1/360 of the annual interest rate) times the number of days in the interest period. The rate of interest and method of calculation may be changed Southwest automatically and without notice from time to time.

Correspondent agrees to maintain in any Account which has a debit balance such positions and margins as may be required by applicable statutes, rules, regulation, procedures and customs, or as may be requested by Southwest from time to time. Any financing described in this Section11(j) shall be subject to all other terms and provisions of this Agreement relating to obligations of the Correspondent to Southwest, including but not limited to being secured by the lien and security interest granted by Correspondent pursuant to
Section10(b) of this Agreement.

In the case of an Event of Default, as defined below, all debit balances in any Correspondent
Account, and interest thereon, shall bear interest at the highest lawful rate. An Event of Default shall be deemed to have occurred it
(i) Correspondent fails to meet any call by Southwest for additional collateral to be deposited in a Correspondent Account; (ii)
Correspondent fails to make payment of any debit balance in a Correspondent Account upon demand by Southwest; (iii) Correspondent becomes insolvent, makes an assignment for the benefit of creditors, applies for or consents to the appointment of a receiver, or institutes or has instituted against it any insolvency, reorganization, liquidation, dissolution or similar proceeding; (iv) a petition naming
Correspondent as debtor shall be filed under the United States Bankruptcy Code; or (v) an attachment is levied against any Correspondent
Account or Account in which Correspondent has an interest.

Regardless of any provision of this Section
11(j), any other section of this Agreement or any other agreement between Southwest and Correspondent, all agreements between Southwest and Correspondent, whether now existing or hereafter arising and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of demand being made in respect of an amount due from Correspondent to Southwest, shall the amount paid, or agreed to be paid, for the use, forbearance or detention of money loaned by Southwest to Correspondent exceed the maximum nonusurious rate of interest permitted to be charged under applicable law (the
"Highest Lawful Rate"). If, as a result of any circumstance whatsoever, fulfillment of or compliance with any provision hereof or of any of such other agreements at the time performance of such provisions shall be due or at any other time shall involve exceeding the amount permitted to contracted for, taken, reserved, charged or received by Southwest under applicable usury law, then ipso facto, the obligation to be fulfilled or complied with shall be reduced to the limit prescribed by such applicable usury law, and if, from any such circumstance, Southwest shall ever receive interest or anything that might be deemed interest under applicable law which would exceed the Highest Lawful Rate, such amount which would be excess interest shall be applied to the reduction of the principal amount owing on the Correspondent Account in question or the amounts owing on the obligations of Correspondent to Southwest, or in such excessive interest exceeds the unpaid principal balance of any amount owing on other obligations of Correspondent to Southwest, such excess shall be refunded to Correspondent. All sums paid or agreed to be paid to Southwest shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full term of such indebtedness until payment in full of the principal (including the period of any renewal or extension thereof) so that the interest on account of such indebtedness shall not exceed the Highest Lawful Rate. Notwithstanding anything to the contrary contained in any agreement between Correspondent and Southwest, it is understood and agreed that if at any time the rate of interest which accrues on the outstanding balance of any indebtedness of Correspondent to Southwest shall exceed the Highest Lawful Rate, the rate of interest which accrues on the outstanding principal balance of any such indebtedness shall be limited to the Highest Lawful Rate, but any subsequent reduction in the rate of interest which accrued on the outstanding principal balance of any indebtedness shall not reduce the rate of interest which accrues on the outstanding principal balance of any indebtedness below the Highest Lawful Rate until the total amount of interest accrued on the outstanding principal of any indebtedness equals the amount of interest that would have accrued if such interest rate had been in effect at all time.

In consideration for Southwest opening or maintaining one or more inventory Accounts for Correspondent, Correspondent agrees to allow
Southwest at any time within the Limitations imposed by applicable laws, rules and regulations, to pledge, hypothecate, and/or make deliveries with any and all securities in such Accounts, including fully paid and excess margin securities, without notice to
Correspondent.  Such securities will be
segregated from other bona fide customers of Southwest in the event that they are pledged as collateral for bank loans. Without abrogating any of Southwest's rights under this Agreement and subject to any indebtedness of Correspondent to Southwest. Correspondent is entitled, upon demand, to receive delivery of fully paid for securities in Correspondent's inventory Accounts.

The provisions of this Section 11(j) shall be
construed in conjunction with the express terms
and conditions of any separate applicable
Account agreement(s) between Southwest and
Correspondent.
(k)	Forms BD and U4.  Within thirty (30) days after
the execution of this Agreement, Correspondent
shall provide to Southwest a copy of
Correspondent's Form BD and copies of the Forms
U4 for the principals and all registered
employees of Correspondent, and copies of any
other documents relating to Correspondent, its
principals or employees that are available on
the Central Registration Depository ("CRD").
Thereafter, within thirty (30) days after the
firing of any new employee, Correspondent shall
provide to Southwest a copy of such new
employee's Form U4 and other documents
available on the CRD.  Additionally, throughout
the term of this Agreement, Correspondent shall
promptly provide copies of any subsequent
amendments of all Forms and other documents
described in this Section 11(k).
(l)	Advertising.  Correspondent shall obtain
Southwest's prior written consent before using
Southwest's name or logo, or the name or logo of any affiliate of Southwest, in any advertising in print, broadcast, electronic or any other media. Without the express written consent of Southwest, Correspondent also shall not display the name or logo of Southwest or any of its affiliates on any Internet web page or other electronic advertising; nor shall Correspondent display on any such web page or electronic advertising, a hyperlink to or the Internet address of any web page or electronic advertising of Southwest or any of its affiliates.

12. TERMINATION OF AGREEMENT; TRANSFER OF ACCOUNTS

(a)	Effectiveness.  This Agreement shall commence to
be effective on the date set forth on the
signature page hereof, subject to any required
approval by the NASD and other regulatory or
self-regulatory agencies or bodies, and shall
remain in effect as more fully described in
Schedule A.
(b)	Automatic Termination.  In addition to any other
provision for termination herein, this
Agreement shall terminate immediately in the
event that either Correspondent or Southwest
ceases to conduct its business or the
Southwest:
(i)	is no loner registered as a
broker/dealer with the SEC; or
(ii)	is not longer a member in good
standing of the NASD; or
(iii)	is suspended by any national
securities exchange of which
Southwest is a member for failure
to comply with the rules and
regulations thereof.

(c)	Survival.  Termination of this Agreement shall
not affect Southwest's rights or liabilities
relating to business transacted prior to the
effective date of such termination.  From the
date of termination until transfer or delivery
of all Customer and Correspondent Accounts,
Southwest's rights and liabilities relating to
business transacted after such termination
shall be governed by the same terms as those
set forth in this Agreement.
(d)	No Obligation to Release.  Southwest shall not
be required to release to Correspondent any
securities or cash held by Southwest for
Correspondent in one or more Correspondent
Accounts until any and all amounts owing to
Southwest pursuant to the provisions of this
Agreement are paid; and Correspondent's
outstanding obligations hereunder to Southwest
are determined, including determination of any
disputed amounts, and satisfied, and any
property of Southwest in the possession of
Correspondent is returned to Southwest.
(e)	Conversion of Accounts Upon Termination.  In the
event that this Agreement is terminated for any
reason, it shall be Correspondent's
responsibility to arrange for the conversion of
Correspondent and Customer Accounts to another
clearing broker.  Correspondent will give
Southwest notice (the "Conversion Notice") of:
(i)	    the name of the broker that will assume
responsibility for clearing services for
Customers and Correspondent;
(ii)	the date on which such broker will commence
providing such services;
(iii)	Correspondent's undertaking, in form and
substance satisfactory to Southwest, that
Correspondent's agreement with such broker
provides that such broker will accept on
conversion all Correspondent and Customer
Accounts, then maintained by Southwest, and
all position of such Accounts; and
(iv)	The name of an individual within that
organization who Southwest can contact to coordinate the conversion. The Conversion
Notice shall accompany Correspondent's
notice of termination or within thirty (30) days of the occurrence of an event specified in Section 12(b).

If correspondent fails to give the Conversion Notice to Southwest, Southwest may give to Customer such notice as Southwest deems appropriate of the termination of this Agreement and may make such arrangements as Southwest deems appropriate for transfer or delivery of Customer and Correspondent
Accounts. In addition, Correspondent shall pay any costs incurred by Southwest as billed by an third party vendors such as transfer agents, etc.

(f)	Other Transfers of Accounts.  When Southwest
receives a properly executed authorization to transfer a Customer Account from the receiving broker/dealer, Southwest shall promptly transfer the Customer Account to such receiving broker/dealer. Correspondent shall discontinue doing business in any Customer Account scheduled for transfer.

13. CONFIDENTIALITY.

(a)	Documents and Business Information.  All
agreements, documents, papers and data in
any form, supplied by either party hereto
concerning the disclosing party's business
or any Customers shall be treated by the
receiving party as confidential.  To the
extent such documents or data are retained
by the receiving party, they shall be kept
in a safe place and shall be made
available to third parties only as
authorized by the disclosing party in
writing or pursuant to any order or
request of a court or regulatory body
having appropriate jurisdiction.  The
receiving party shall give the disclosing
party prompt notice of the receipt by the
receiving party of any such order or
subpoena, unless prohibited from doing so
by the issuing authority, which notice
shall be given prior to receiving party's
compliance therewith.  Such documents
shall be made available by the receiving
party for inspection and examination by
the disclosing party's auditors, by
properly authorized agents or employees of
any regulatory bodies or commissions or by
such other persons as the disclosing party
may authorize in writing.  Notwithstanding
anything herein to the contrary, the
disclosing party expressly authorizes the
receiving party, its business, or
Customers to any regulatory body having
appropriate authority.
(b)	Term of Agreement.  Correspondent agrees
that it shall not disclose to any third
party the terms and conditions of this
Agreement, including but not limited to
pricing information, except to the extent
Correspondent is required to do so by the provisions of any law, rule or regulation, or in response to the order or request of a court or regulatory body having appropriate jurisdiction.

14. EMPLOYEES

Neither party will solicit, engage in
negotiations to employ, or employ any person who is, or within the preceding twelve (12) months has been, employed by the other party, without first obtaining such other party's express written consent.


15. NOTICE TO CUSTOMERS

Subject to the requirements of the NASD Rules of Fair Practice, Correspondent shall provide to each Customer upon the opening of a Customer
Account, in a manner which is reasonably acceptable to Southwest, a written notice which shall be furnished by Southwest describing the general nature of the services being performed by Southwest in accordance with this Agreement.


16. CUSTOMER COMPLAINT PROCEDURES

Correspondent will be responsible for the initial handling of all Customer complaints. Any
Customer who initiates a complaint with Southwest will be referred by Southwest to Correspondent.
If any such complaint is based upon an alleged act or failure to act by Southwest, Correspondent will notify Southwest promptly of such complaint and the basis therefore; and will consult with Southwest. And the Parties will cooperate in determining the validity of such complaint and the appropriate action to be taken.

17. REMEDIES CUMULATIVE

The enumeration herein of specific remedies shall not be exclusive of any other remedies. Any delay or failure by any party to this Agreement to exercise any right, power, remedy or privilege herein contained, or now or hereafter existing under any applicable statute or law, shall not be construed to be a waiver of such right, power, remedy or privilege, nor to limit the exercise of such right, power, remedy or privilege, nor shall it preclude the further exercise thereof or the exercise of any other right, power, remedy or privilege.

18. GUARANTEE

The corporation or individual(s) who guarantee the obligations of Correspondent under this Agreement by executing the signature lines designated for such purpose at the end of the Agreement (the "Guarantor(s)"), in consideration of Southwest's entering into the Agreement do(es) hereby personally guarantee(s) (jointly and severally, if more than one) the performance by Correspondent of the provisions of this Agreement
(including without limitation the indemnification provisions of Section 10) and shall promptly pay any amount that is not paid by Correspondent to Southwest under this Agreement. This is an absolute, unconditional and unlimited guarantee of payment and may be proceeded upon by Southwest or a Southwest Indemnified Person before filing any action against Correspondent or after any action against Correspondent has been commenced.
Guarantor(s) grant(s) to Southwest a first lien and security interest in any and all money and securities of Guarantor(s) held by Southwest.
Southwest shall have the unlimited right to set-off any amounts owed to it by Correspondent or a Guarantor(s) against any obligation of Southwest to any Guarantor(s). Southwest also shall have the absolute and unlimited right to sell, transfer, or liquidate any of the assets in any of Guarantor(s)' accounts with Southwest for any amounts owed to it by Correspondent or a Guarantor(s). The obligations of Guarantor(s) shall not be discharged or impaired or otherwise affected by the failure of Southwest or a Southwest Indemnified Person to assert, claim, demand or enforce any remedy under this Agreement, nor by waiver, modification or amendment of this Agreement or any compromise, settlement or discharge of obligations of Correspondent under this Agreement, or any release or impairment of any collateral by Southwest or a Southwest Indemnified Person.

19. LIMIT ON LIABILITY; NO CONSEQUENTIAL DAMAGES

In any action by Correspondent against Southwest for any claim arising out of the relationship created by this Agreement, Southwest shall only be liable to Correspondent in cases of gross negligence or willful misconduct, and in such cases Southwest shall only be liable for the amount or actual monetary losses suffered by Correspondent. Correspondent shall not, in any such action or proceeding or otherwise, assert any claim against Southwest for consequential damages on account of any loss, cost, damage or expense which Correspondent may suffer or incur related to transactions in connection with this Agreement or otherwise.

20. MISCELLANEOUS
(a)	Modification.  Except as otherwise expressly
provided herein, this Agreement may be modified
only by a writing signed by both parties to
this Agreement.  Such modification shall not be
deemed as a cancellation of this Agreement.
Subject to the MASD Rules of Fair Practice and
other applicable rules and regulations, this
Agreement and all modifications may be required
to be submitted to the NASD and other
regulatory or self-regulatory agencies or
bodies prior to effectiveness.  It is expressly
understood that services cannot be provided
under this Agreement until such approval, if
required, is received.
(b)	Assignment.  This Agreement shall be binding
upon all successors, assigns, or transferees of
both parties hereto irrespective of any change
with regard to the name or of the personnel of
Correspondent or Southwest.  Any assignment of
this Agreement shall be subject to the
requisite review and/or approval of any
regulatory or self-regulatory agency or body
whose review and/or approval must be obtained
prior to the effectiveness and validity of such
assignment.  No assignment of this Agreement
shall be valid unless the non-assignment party,
in its sole discretion, consents to such an
assignment it writing.  Not withstanding the
foregoing, Southwest, upon giving written
notice to Correspondent, may assign it rights
and obligations under this Agreement to any
entity that purchases a majority of the stock
or assets of Southwest or of any of Southwest's
subsidiaries or affiliates, to any majority-
owned subsidiary that Southwest may create or
to any entity directly or indirectly controlled
by, controlling or under common control with
Southwest, and an assignment by Southwest to
any such party will be deemed valid and
enforceable in the absence of any consent from
Correspondent.  Neither this Agreement nor any
operation hereunder is intended to be, shall
not be deemed to be, and shall not the treated
as a general or limited partnership,
association, or joint venture or agency
relationship between Correspondent and
Southwest.
(c)	Choice of Law.  The construction and effect
of every provision of this Agreement, the
rights of the parties hereunder and any
questions arising out of the Agreement, shall
be subject to the statutory and common law of
the State of Texas, without regard to the
choice of law provisions thereof.
(d)	Severability.  If any provision or condition
of this Agreement shall be held to be invalid
or unenforceable by any court, or regulatory or
self-regulatory agency or body with appropriate
jurisdiction, such invalidity or
unenforceability shall attach only to such
provision or condition.  The validity of the
remaining provisions and conditions shall not
be affected thereby and this Agreement shall be
carried out as if any such invalid or
unenforceable provision or condition were not
contained herein.
(e)	Notice.  For the purposes of any and all
notices, consents, directions, approvals, restrictions, requests or other communications required or permitted to be delivered hereunder, Southwest's address shall be:
Southwest Securities, Inc.
1201 Elm Street
Suite 3500
Dallas, Texas 75270
Attn: William D Felder, Senior Executive VP

		And Correspondent's Address shall be:
		    Raike Financial Group, Inc.
		    150 Interstate North Parkway
		    Atlanta, Georgia 30339
		    Attn: Bill Raike

Either party may provide notice or change
its address for notice purposes by giving
written notice pursuant to registered or
certified mail, return receipt requested,
addressed to the other party at its address
of notice.
(f)	Counterparts.  This Agreement may be
executed in one or more counterparts, all of which taken together shall constitute a single agreement. When each party has executed and delivered to the other a counterpart, this Agreement will become binding on both parties, subject only to any required approval by the NASD.